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                                                                   EXHIBIT 10.18

                              CONSULTING AGREEMENT

        This Agreement is made as of August 16, 2001, by and between Laureen DeBuono, an individual, located at __________, San Francisco, California ____ ("Consultant") and Critical Path, Inc., a company located at 532 Folsom Street, San Francisco, CA 94105 ("Critical Path").

        1. Engagement of Consultant; Consulting Tasks. Critical Path hereby engages Consultant, and Consultant hereby agrees, to advise Critical Path on the following matters, achieve the following objective or deliver the following work product ("consulting tasks"):

                To lead the Critical Path Finance organization, on an interim basis, as "Interim CFO", which includes responsibility for financial accounting and reporting, financial planning, budgeting and analysis, investor relations, treasury and tax, risk management, travel and facilities. Consultant shall report directly to the CEO or Interim COO if the former has not been hired, and shall also have direct and unfettered access to the Board of Directors and its Audit Committee. Consultant shall be an interim member of the executive management team, attend executive staff meetings, and participate in the selection of the new CEO of Critical Path. Consultant shall also lead an assessment of the Finance team and shall make staffing/hiring decisions appropriate to the needs of the organization.

                Critical Path understands that the manner and means used by Consultant to accomplish the consulting tasks is in the sole discretion and control of Consultant. However, Consultant will utilize the highest degree of skill and expertise in order to professionally accomplish the consulting tasks in a timely fashion. It is also noted and agreed to by Critical Path that Consultant is rendering no legal advice in the performance of her tasks hereunder.

        2. Term. Consultant shall commence work under this Agreement on September 5, 2001. The term of this Agreement shall be for a period of six (6) months through February 29, 2002, unless terminated under the provisions of
Section 9, or extended upon mutual agreement of the parties.

        3. Time Commitment. Except where the nature of the consulting tasks requires that they be performed at specific times, Consultant is free to choose the specific times at which work will be performed. However, Consultant and Critical Path agree that the work performed shall be on a four (4) day per week basis (Monday through Thursday) through October 1, 2001, and thereafter on a five (5) day per week basis through February 29, 2002. The work shall be performed at the Critical Path facilities in San Francisco, with travel on behalf of Critical Path when needed. Critical Path acknowledges that Consultant is finishing tasks for other clients during the month of September and, as such, understands that Consultant will be unavailable to work on Critical Path projects from Friday through Sunday during this period, including September 24 through 26. Consultant agrees that she shall not take on any new consulting assignments during the Term of this Agreement. Critical Path also acknowledges that Consultant shall be unavailable November 20 through 25, 2001, December 24 through January 3, 2002, and February 15 through 24, 2002.

        4. Fees and Expenses. Consultant shall be paid $310,000 for the six (6) month period ("Term"), which equates to $52,000 per month payable on the 1st of each month, with the first such payment due on September 5, 2001. Consultant shall also be reimbursed for business and business-related travel expenses through the submission of itemized expense reports, and such expenses will be payable within seven (7) days of submission of such reports. In addition, Consultant shall be granted, on September 5, 2001, at the market price on that date, an option to purchase 200,000 shares of Critical Path stock, of which 33,333 options shall fully vest on a monthly basis, beginning on September 5, 2001 and thereafter on the 1st of each month. In addition, during the Term of the Agreement, in the event other executive officers receive stock options as a result of a financing, stock split, annual option grant program or other similar event, then Consultant will receive additional stock options on a "proportional basis". During the Term of the Agreement, Consultant will be subject to all of the restrictions imposed on executive officers with regard to trading in Critical Path stock. After the Term of the Agreement, there will be no such restrictions imposed on Consultant.

        5. Travel. Upon reasonable request by Critical Path, Consultant shall travel to appropriate locations to perform the consulting tasks (where the nature of such tasks so requires) within the Time Commitment noted in Point 3 above. Travel time shall count as time spent on the consulting tasks.

        6. No Conflicts. Consultant represents and warrants that: (a) Consultant is not bound by, and will not enter into, any oral or written agreement with another party that conflicts in any way with Consultant's obligations under



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this Agreement or any agreement made or to be made in connection herewith and
(b) Consultant's agreements and performance under this Agreement and such related agreements do not require consent or approval of any person that has not already been obtained.

        7. Confidentiality of Protected Information.

                (a)     Definition. "Protected Information" consists of:

                        (i) information that Critical Path considers to be proprietary and/or confidential and which was previously or is hereafter disclosed or made available to Consultant by Critical Path including information relating to Critical Path or its business that becomes available to Consultant due to Consultant's access to Critical Path's property or products; and

                        (ii) information that has been or is created, developed, conceived, reduced to practice or discovered by Consultant (alone or jointly with others) using any Protected Information or any property or materials supplied to Consultant by Critical Path; and

                        (iii) information that was or is created, conceived, reduced to practice, discovered, developed by, or made known to, Consultant (either alone or jointly with others) during the period that Consultant is retained as a Consultant by Critical Path and which is within the scope of the consulting tasks.

                        By way of illustration but not limitation, Protected Information includes: inventions, discoveries, developments, improvements, trade secrets, know-how, ideas, techniques, designs, processes, formulae, data and software (collectively, "Inventions"); plans for research, development, new products, marketing and selling; budgeting and financial information; production and sales information including prices, costs, quantities and information about suppliers and customers; information about business relationships; and information about skills and compensation of Critical Path employees and consultants.

                (b) Non-Disclosure; Restricted Use. At all times during and after Consultant's engagement by Critical Path, Consultant shall: hold Protected Information in strictest confidence; not disclose Protected Information to any third party without written consent of a Critical Path officer; take all reasonable steps to safeguard Protected Information; and not use Protected Information for any purpose other than performing work for Critical Path.

                (c) Exclusions. This Section 7 shall impose no restrictions on use and disclosure of any information which Consultant can establish by legally sufficient evidence:
                        (i) was otherwise known to Consultant at the time of disclosure; or (ii) becomes known or available to Consultant without restriction from a third party without violation of any confidentiality obligation to Critical Path; or (iii) is or becomes part of the public domain without violation of this Agreement by Consultant.

                (d) Third Party Information. The use and disclosure restrictions in this Section 7 shall also apply to proprietary or confidential information of a third party received by Critical Path and disclosed to Consultant.

                (e) Ownership. Critical Path shall be the sole owner of all Protected Information. Consultant hereby assigns to Critical Path any rights it may have or acquire in any Protected Information, all patents issuing therefrom, and all copyrights or any other rights existing therein.

        8. Consultant Not to Disclose Confidential Information of Consultant or Others. Consultant shall not disclose any information to Critical Path which it believes to be confidential or proprietary to itself or a third party.



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        9. Termination. This Agreement may be terminated by either party on twenty (20) days' written notice to the other, regardless of whether or not the consulting tasks have yet been completed. However, in the event Critical Path terminates this Agreement prior to the end of the Term, for any reason whatsoever, other than for a fraud or embezzlement perpetrated upon Critical Path, then Critical Path shall provide to Consultant a "termination payment" equal to two (2) months of consulting income, or $104,000, payable on the date of termination. The obligation of Critical Path to pay fully on this Agreement for consulting services rendered will not terminate and, as such, all amounts owing to Consultant hereunder, including reimbursement of business and business-related travel expenses, shall be paid to Consultant immediately upon termination. On termination, Consultant shall deliver to Critical Path any supplies or equipment provided by Critical Path for use in performing the consulting tasks, and all physical property and documents or other media (including copies) that contain Protected Information.

        10. Independent Contractor; No Employee Benefits. Consultant shall at all times act as an independent contractor and not as an employee of Critical Path. Accordingly, Consultant understands that Critical Path will not pay or withhold from payments to Consultant under this Agreement any FICA (social security), state unemployment or disability insurance premiums, state or federal income taxes, or other taxes and that Consultant is responsible for paying his or her own federal self-employment tax (in lieu of FICA), state and federal income taxes (including estimated tax payments) and other applicable taxes. Consultant also understands that he or she will receive no employee benefits of any kind including, for example, health insurance.

        11. Miscellaneous. Neither party has any authority to bind the other in any way. This Agreement and the Indemnification Agreement dated August 16, 2001 ("Indemnification Agreement") by and between the parties hereto (by which Critical Path fully indemnifies Consultant for any actions and expenses that may arise from the action taken or advice rendered by the Consultant in the performance of her duties hereunder), constitute the entire agreement between the parties relating to the subject matter hereof. Except as expressly provided herein, this Agreement and the Indemnification Agreement shall not be amended except by written agreement between the parties. No oral waiver, amendment or modification shall be effective under any circumstances. If any term, covenant or condition of this Agreement shall for any reason be held unenforceable by a court of competent jurisdiction, the rest of this Agreement shall remain in full force and shall in no way be affected or impaired. The representations and warranties herein shall survive termination or expiration of this Agreement. This Agreement shall be governed and construed under California law, excluding choice of law rules. In addition, Critical Path agrees to add Consultant's name as a "named insured" on the current Critical Path D&O Policy (and any future Critical Path D&O policies that may cover the Term of this Agreement), effective September 5, 2001.

        12. Taxpayer Identification Number. The information in this Section is provided in lieu of IRS Form W-9. Consultant's taxpayer identification number is:


               (a)    Social Security Number: _________________
                      (For individuals or sole proprietorships).

                             OR

               (b)    Employer I.D. Number: __ __ - __ __ __ __ __ __ __
                      (For all other entities).

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date set forth above.

CRITICAL PATH, INC.                         LAUREEN DEBUONO

By: /s/ William McGlashan                   By: /s/ Laureen DeBuono
   ---------------------------                  --------------------------------
                                                Laureen DeBuono



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